UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000

March 29, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

April 24, 2007

The 2007 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held at 9:00 AM on Tuesday, April 24, 2007, in the Auditorium at Selective’s principal offices, with both a physical and mailing address of 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect three (3) Class I directors for a term expiring in 2010; and

2.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2007.

We plan a brief business meeting focused on these items and we will attend to any other business as may properly come before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that you vote in favor of Items 1 and 2. These proposals are further described in the proxy statement.

Also enclosed is Selective’s 2006 Annual Report to Stockholders. At the meeting, we will be making a brief presentation on operations and we will offer time for your comments and questions.

Selective stockholders of record at the close of business on March 13, 2007 are entitled to notice of and to vote at the meeting and any adjournment of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2007 ANNUAL MEETING.

Very truly yours,

Gregory E. Murphy

Chairman of the Board, President and Chief Executive Officer

By Order of the Board of Directors:

Michael H. Lanza

Senior Vice President, General Counsel and Corporate Secretary

TABLE OF CONTENTS

PROXY STATEMENT	1
GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING	1
PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS	2
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING	2
VOTING AND PROXY PROCEDURE	3
INFORMATION ABOUT PROPOSAL 1	5
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	9
EXECUTIVE OFFICERS	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	12
CORPORATE GOVERNANCE	12
BOARD MEETINGS AND COMMITTEES	13
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Summary Compensation Table	25
Grants of Plan Based Awards	26
Outstanding Equity Awards at Fiscal Year End	27
Option Exercises and Stock Vested	28
Pension Benefits	28
Nonqualified Deferred Compensation	29
Employment Agreements and Potential Payments	30
DIRECTOR COMPENSATION	32
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33
COMPENSATION COMMITTEE REPORT	34
INFORMATION ABOUT PROPOSAL 2	35
FEES OF INDEPENDENT PUBLIC ACCOUNTANTS	35
AUDIT COMMITTEE REPORT	36
STOCKHOLDER PROPOSALS AND NOMINATIONS	37
DOCUMENTS INCORPORATED BY REFERENCE	38

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 24, 2007

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, April 24, 2007, at 9:00 AM in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of the proxy statement.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 13, 2007, is entitled to one vote per share owned. There were 55,420,7811 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your “proxy,” or your authorization for our named proxies, A. David Brown and J. Brian Thebault, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or continuations of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, telegraph, or special letter by directors, officers, and regular Selective employees for no additional compensation. Selective has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials, including reviewing Selective’s proxy materials, disseminating broker search cards, soliciting a proxy service company, brokers, banks, and institutional holders, and delivering executed proxies. Georgeson will provide such services for an estimated fee of approximately $7,500 plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, a quorum of 27,710,392 Selective stockholders (a majority of the issued and outstanding shares entitled to vote) must be in attendance or represented by proxy.

_________________________

1  On January 30, 2007, Selective’s Board of Directors declared a two-for-one stock split effective February 20, 2007 for all stockholders of record as of the close of business on February 13, 2007. All prices and share numbers contained in this Proxy Statement have been adjusted to reflect the stock split.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting two (2) proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE THREE NOMINATED CLASS I DIRECTORS: W. MARSTON BECKER, GREGORY E. MURPHY, AND WILLIAM M. RUE.

You can find information about these nominees, as well as information about Selective’s Board of Directors, its committees, compensation for directors, and other related matters beginning on page 5.

New Jersey law and Selective’s By-laws govern the vote on Proposal 1, on which you may:

•	Vote in favor of all the nominees;
•	Withhold your votes as to all nominees; or;
•	Withhold your votes as to specific nominees.

Assuming a quorum is present, to be elected, a candidate must receive a plurality of the votes cast at the Annual Meeting in person or by proxy. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

You can find information about Selective’s relationship with KPMG LLP beginning on page 35.

New Jersey law and Selective’s By-laws govern the vote on Proposal 2, on which you may:

•	Vote in favor of Proposal 2;
•	Vote against Proposal 2; or
•	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by owners of a majority of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against Proposal 2 and broker non-votes will have no effect on the outcome of the vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by applicable law and NASDAQ Stock Market, Inc. (“NASDAQ”) and United States Securities and Exchange Commission (“SEC”) rules and regulations, to vote on such matters according to their best judgment.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s meeting were the same as those described on page 37 for next year’s meeting.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four (4) ways:

1.

BY MAIL. Mark your voting instructions on, then sign and date the proxy card. Then return the proxy card in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the beginning of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, the named proxies will vote your shares FOR Items 1 and 2. If any other matters arise during the meeting which require a vote, the named proxies will exercise their discretion, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.

BY TELEPHONE. Call the toll-free number on your proxy card to vote by telephone. Follow the instructions on your proxy card and the voice prompts. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.

BY INTERNET. Go to the website listed on your proxy card to vote through the Internet. Follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and/or Internet access charges from your service providers. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, in order to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy before the proxy is exercised by writing to Selective’s Corporate Secretary, Michael H. Lanza, at the address in the meeting notice on the cover of this Proxy Statement. You may also change your vote before the proxy is exercised by entering a new vote via the Internet, by telephone, or by returning a properly executed proxy bearing a later date. Any subsequent timely and valid vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before noon central time on April 23, 2007 will be the vote that is counted, except that you may also change your vote by voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you properly execute your proxy on the accompanying form, return it to Selective, or submit your proxy by telephone or Internet as described above, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions. In the absence of instructions, the named proxies will vote your shares “FOR” the election of each director nominee and “FOR” the ratification of the appointment of KPMG LLP as Selective’s independent public accountants for the fiscal year ending December 31, 2007. If other matters should properly come before the meeting, the named proxies will vote on such matters, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

HOW WILL VOTES BE COUNTED?

The inspector of elections appointed by the Board of Directors for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter). Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For Proposal 2, approval will require the affirmative votes of the holders of a majority of the total number of the votes of the stockholders present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” Proposal 2, and broker non-votes, although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither for nor against such proposal.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker. When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.” Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Selective’s Board of Directors currently has twelve (12) directors and is divided into three (3) classes designated Class I, Class II, and Class III. Pursuant to Selective’s Restated Certificate of Incorporation, as amended, and its By-laws, Selective may have a minimum of seven (7) and a maximum of twenty (20) directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Under Selective’s By-laws, directors are elected at the Annual Meeting for terms of three (3) years, unless a director is being elected to fill a vacant, unexpired term. No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director. At present, the Board has authorized twelve (12) directors.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the following three (3) incumbent Class I directors to stand for election at the Annual Meeting for terms expiring at the 2010 Annual Meeting or when a successor has been duly elected and qualified: W. Marston Becker, Gregory E. Murphy, and William M. Rue.

All three (3) nominees have consented to being named in this Proxy Statement and to serve if elected and the Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS

CLASS I – Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders
Name, Age, Year Elected To Board of Directors	Occupation And Background
W. Marston Becker, 54 Independent Director, 2006	•	Chairman and CEO, Max Re Capital Ltd., since October 2006.
	•	Director, Max Re Capital Ltd., since 2004.
	•	Chairman and CEO of LaSalle Re Holdings Ltd., since 2002.
	•	Chairman and General Partner of West Virginia Media Holdings, since 2001.
	•	Director, Beazley Group plc, since 2006.
	•	Director, West Virginia University, United Hospital System, since 2004.
	•	Director, Trenwick Group, Ltd., 1997-2003.
	•	CEO, McDonough-Caperton Insurance Group, 1986 to 1994.
	•	Advisory Board Member, Conning Funds, since 1997.
	•	Advisory Board Member, American Securities Funds, since 1997.
	•	Graduate of West Virginia University (B.S.) and (J.D.).

Name, Age, Year Elected To Board of Directors	Occupation And Background
Gregory E. Murphy, 51 Employee Director, 1997	•	Chairman, President and Chief Executive Officer of Selective, since May 2000
	•	President and Chief Executive Officer of Selective, May 1999 to May 2000.
	•	President and Chief Operating Officer of Selective, 1997 to May 1999.
	•	Other senior executive, management, and operational positions at Selective, since 1980.
	•	Director, Newton Memorial Hospital Foundation, Inc., since 1999.
	•	Director, Insurance Information Institute, since June 2000.
	•	Director, American Insurance Association (AIA), 2002 to December 2006.
	•	Certified Public Accountant (New Jersey) (Inactive).
	•	Trustee, the American Institute for CPCU (AICPCU) and the Insurance Institute of America (IIA), since June 2001.
	•	Graduate of Boston College (B.S.).
	•	Harvard University (Advanced Management Program).

William M. Rue, 59 Non-Independent Director,	•	President, Rue Insurance, general insurance agency, since 1969.
1977	•	President, Rue Financial Services, Inc., 2002 to 2006.
	•	Director, 1st Constitution Bank, since 1989.
	•	Director, Robert Wood Johnson University Hospital at Hamilton, since 1993.
	•	Trustee, Rider University, since 1993.
	•	Director, Robert Wood Johnson University Hospital Foundation, since 1999.
	•	Member, National Association of Securities Dealers.
	•	Member, Council of Insurance Agents & Brokers.
	•	Member, Society of CPCU.
	•	Member, Professional Insurance Agents Association.
	•	Graduate of Rider College (B.A.).

CONTINUING DIRECTORS

CLASS II – Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders
Name, Age, Year Elected To Board of Directors	Occupation And Background
A. David Brown, 64 Independent Director, 1996	•	Senior Vice President, Human Resources, Linens and Things, Inc., since March 2006
	•	Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to March 2006.
	•	Partner, Whitehead Mann, executive recruiters, 1997 to 2003.
	•	Director, Hanover Direct, 2003 to 2006.
	•	Director, Zale Corporation, 1997 to 2006.
	•	Director, The Sports Authority, Inc., 1998 to 2003.
	•	Trustee, Jackie Robinson Foundation.
	•	Graduate of Monmouth University (B.S.).

Name, Age, Year Elected To Board of Directors	Occupation And Background
William M. Kearns, Jr., 71 Independent Director, 1975 Lead Director	•	Chairman and Co-CEO and other executive positions of Keefe Managers, LLC, a money management firm, since 1998.
	•	President, W.M. Kearns & Co., Inc., a private investment company, since 1994.
	•	Trustee of EQ Advisors Trust (Equitable Life Assurance Society of the U.S.), AXA Financial, since 1997.
	•	Trustee, AXA Enterprise Funds, since 2004.
	•	Director, Transitor Devices, Inc., since 1991.
	•	Director, U. S. Shipping Partners L.P., since 2002.
	•	Advisory Director, Gridley and Company LLC, since 2001.
	•	Advisory Director, Proudfoot Consulting, PLC, since 1996.
	•	Advisory Director, Private Client Resources LLC, since 2004.
	•	Trustee, CBR Institute for Biomedical Research, since 2007.
	•	Executive Vice President, Greater NY Councils, Boy Scouts of America, since 1985.
	•	Member, Oncology Philanthropic Leadership Council, Carol G. Simon Cancer Center, Morristown Memorial Health Foundation, since 2005.
	•	Honorary LLD, Gonzaga University.
	•	Graduate of the University of Maine (B.A.).
	•	Graduate of New York University (M.A.).

S. Griffin McClellan III, 69	•	Retired Banking Executive.
Independent Director, 1980	•	Self-employed Consultant, 1994 to 2001.
	•	Graduate of Harvard University (B.A.).

J. Brian Thebault, 55 Independent Director, 1996	•	Chairman and Chief Executive Officer, L.P. Thebault Company, since 1998.
	•	President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.
	•	Trustee, The Delbarton School, since 1990.
	•	Trustee, The Peck School, since 1994.
	•	Graduate of University of Southern California (B.S.).

CLASS III – Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders
Name, Age, Year Elected To Board of Directors	Occupation And Background
John C. Burville, 59 Independent Director, 2006	•	Insurance Consultant to the Bermuda Government, since 2003
	•	Bermuda Insurance Advisory Committee, since 1985.
	•	Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.
	•	Graduate of Leicester University in the United Kingdom (BSc and Ph.D.).

Name, Age, Year Elected To Board of Directors	Occupation And Background
John F. Rockart, 75 Independent Director, 2002	•	Senior Lecturer Emeritus, Massachusetts Institute of Technology, since 2002.
	•	Senior Lecturer, Massachusetts Institute of Technology, 1982 to 2002.
	•	Director, Keane, Inc., since 1968.
	•	Director, Comshare, Inc., 1998 to 2004.
	•	Director, Oasis Semiconductor, Inc., 2004 to 2005.
	•	Member, Society Information Management, Association Information Systems.
	•	Trustee of New England Medical Center, since 1980.
	•	Graduate of Princeton University (A.B.).
	•	Graduate of Harvard Business School (M.B.A.).
	•	Graduate of Massachusetts Institute of Technology (Ph.D.).

Paul D. Bauer, 63 Independent Director, 1998	•	Retired Financial Executive.
	•	Executive Vice President and Chief Financial Officer of
	•	Tops Markets, Inc., 1970 to 1993.
	•	Director, R.P. Adams Co., 1991 to 2004.
	•	Director, Rosina Holdings Inc., since 2002.
	•	Director, IMC, Inc., 1995 to 2000.
	•	Director, Catholic Health System of Western New York, since 1998.
	•	Co-founder and President, Buffalo Inner-City Scholarship Opportunity Network.
	•	Trustee, Holy Angels Academy, since 2005.
	•	Graduate of Boston College (B.S. in Accounting).

Joan M. Lamm-Tennant, 54 Independent Director, 1993	•	Senior Vice President, General Re Corporation, since 1997.
	•	Adjunct Professor, the Wharton School of the University of Pennsylvania, since 2006.
	•	Professor of Finance, Villanova University, 1988 to 2000.
	•	Director, IVANS, Inc. since 2004.
	•	Member, American Risk and Insurance Association.
	•	Member, International Insurance Society.
	•	Member, Association for Investment Management and Research.
	•	Graduate of St. Mary’s University (B.B.A. and M.B.A.).
	•	Graduate of the University of Texas (Ph.D.).

Ronald L. O’Kelley, 62 Independent Director, 2005	•	Chairman and CEO, Atlantic Coast Venture Investments Inc., since 2003.
	•	Executive Vice President, CFO and Treasurer, State Street Corporation, 1995 to 2002.
	•	Director, U. S. Shipping Partners L.P., since 2004.
	•	Director, Refco Inc., 2005 to 2006.
	•	Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.
	•	Member, National Association of Corporate Directors.
	•	Graduate of Duke University (A.B.).
	•	Graduate of Carnegie-Mellon University (M.B.A.).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows as of February 28, 2007:

•

The number of shares of Selective common stock beneficially owned by each nominee for director, director, the Chairman of the Board, President and Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), and the three most highly compensated executive officers other than the CEO and CFO (collectively, with the CEO and CFO, referred to as the “named executive officers”).

•	The number of shares of Selective common stock beneficially owned by the directors and executive officers of Selective as a group.

Name of Beneficial Owner	Number of Shares				Percent of Class
	Common Stock(1)		Options Exercisable Within 60 Days	Total Shares Beneficially Owned
Bauer, Paul D.	31,018		46,238	77,256	*
Becker, W. Marston	5,242		4,238	9,480	*
Brown, A. David	33,500		40,238	73,738	*
Burville, John C.	2,538		4,238	6,776	*
Connell, Richard F.	87,421		11,160	98,581	*
Kearns, William M., Jr.	181,474		52,238	233,712	*
Lamm-Tennant, Joan M.	34,258		52,238	86,496	*
McClellan, S. Griffin, III	38,498	(2)	16,238	54,736	*
Murphy, Gregory E.	265,106	(3)	70,810	335,916	*
Ochiltree, Jamie, III	185,545	(4)	60,918	246,463	*
O’Kelley, Ronald L.	6,974		10,238	17,212	*
Rockart, John F.	9,299		22,238	31,537	*
Rue, William M.	395,345	(5)	52,238	447,583	*
Thatcher, Dale A.	86,527		11,160	97,687	*
Thebault, J. Brian	42,800	(6)	52,238	95,038	*
Zaleski, Ronald J.	77,236		35,152	112,388	*
All executive officers and directors as a group (20 persons)	1,671,813	(7)	606,958	2,278,771	4.1%

*	Less than 1% of the common stock outstanding.

(1) Certain directors and executive officers hold Selective stock in margin accounts but, except as set forth in the footnotes to this table, no director or officer has pledged Selective stock for a loan or stock purchase.

(2) Includes 4,000 shares held by Mr. McClellan’s wife, for which Mr. McClellan disclaims beneficial ownership.

(3) Includes 40,000 shares held by Wachovia Bank, N.A. in a collateral account. As of February 28, 2007, there was no loan outstanding on such account.

(4) Includes 30,868 shares held by Mr. Ochiltree’s wife, for which Mr. Ochiltree disclaims beneficial ownership. 10,270 of Mr. Ochiltree’s shares are pledged as collateral for a loan made by Selective to purchase Selective stock in 1998, which loan is grandfathered under the Sarbanes-Oxley Act of 2002 and was authorized by the Board of Director to encourage Selective stock ownership.

(5) Includes: (i) 33,247 shares held by Chas. E. Rue & Sons, Inc. t/a Rue Insurance (“Rue Insurance”), a general insurance agency of which Mr. Rue is President and owner of more than a 5% equity interest (see page 10 of this proxy statement for more information); and (ii) 1,980 shares held by Mr. Rue’s wife.

(6) Includes: (i) 207 shares held in custody for and 204 shares held by Mr. Thebault’s son; (ii) 207 shares held in custody for Mr. Thebault’s daughter; and (iii) 201 shares held in custody for Mr. Thebault’s other daughter.

(7) 5,196 of the shares held by Kerry A. Guthrie, Selective’s Executive Vice President and Chief Investment Officer, are pledged as collateral for a loan made by Selective to purchase Selective stock in 1998, which loan is grandfathered under the Sarbanes-Oxley Act of 2002 and was authorized by the Board of Director to encourage Selective stock ownership.

The following table lists the only persons or groups known to Selective to be the beneficial owner of more than 5% of any class of Selective’s voting securities as of December 31, 2006, based on Schedules 13G filed by the beneficial owners on February 9, 2007 and January 23, 2007, respectively with the SEC.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class
Common Stock	Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	4,390,082 shares of common stock	7.67%
Common Stock	Barclays Global Investors, NA and Affiliates 45 Fremont Street San Francisco, CA 94105	3,025,584 shares of common stock	5.28%

EXECUTIVE OFFICERS

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business of Selective’s Annual Report on Form 10-K for the year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

William M. Rue, a Selective director, is President, and owns more than 10% of the equity of Rue Insurance, a general independent insurance agency. Rue Insurance is an appointed independent agent of Selective’s insurance subsidiaries and Selective HR Solutions, Inc., Selective’s human resources administration subsidiary (together with its subsidiaries, “Selective HR Solutions”), on terms and conditions similar to those of other Selective agents, including the right to participate in the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies. Rue Insurance also places insurance for Selective’s business operations. Selective’s relationship with Rue Insurance has existed since 1928 and Selective expects that its relationship with Rue Insurance will continue in 2007. In 2006:

•

Rue Insurance wrote insurance policies accounting for $9.5 million in direct written premiums with Selective’s insurance subsidiaries and Selective’s insurance subsidiaries paid Rue Insurance $1.9 million in commissions.

•	Rue Insurance wrote contracts accounting for $62,000 in fees with Selective HR Solutions and Selective HR Solutions paid Rue Insurance $14,000 in commissions.
•

Selective paid $0.2 million in reinsurance commissions to P.L. Services, LLC t/a Public Alliance Group Administrative Services, an insurance fund administrator of which Rue Insurance owns 20% and which places reinsurance through Selective Insurance Company of America (“SICA”), a Selective insurance subsidiary.

•

Selective paid $0.5 million in premiums for insurance coverages that Rue Insurance wrote with non-Selective insurance companies for Selective’s own operations, for which Rue Insurance was paid commission pursuant to its agreements with those carriers.

The son of S. Griffin McClellan III, a Selective director, Samuel G. McClellan IV, is an Assistant Vice President of Selective’s insurance subsidiaries. In 2006, Mr. McClellan IV received $136,597 in cash compensation, primarily comprised of salary, bonus, and tuition reimbursement. He also received long-term incentive awards, consistent with awards granted to other Selective employees. Mr. McClellan IV’s compensation was determined in accordance with SICA’s standard employee compensation practices. Mr. McClellan III is not a member of the Audit Committee, the Corporate Governance and Nominating Committee, or the Salary and Employee Benefits Committee.

The daughter of Gregory E. Murphy, the Chairman, President and Chief Executive Officer of Selective, Kelly Murphy, is employed as an actuarial analyst by Guy Carpenter & Company, LLC (“Guy Carpenter”), one of Selective’s reinsurance brokers. Guy Carpenter receives commissions from Selective’s reinsurers for business that Guy Carpenter places with such reinsurers on Selective’s behalf. Mr. Murphy’s daughter has no involvement in the relationship between Selective and Guy Carpenter.

In 2006, The Selective Group Foundation, a private foundation established by Selective under Section 501(c)(3) of the Internal Revenue Code (the “Selective Foundation”), made approximately $100,000 in grants to the Newton Memorial Hospital Foundation (“NMHF”), a charitable organization affiliated with Newton Memorial Hospital (“NMH”). Both NMH and NMHF are located in Sussex County, New Jersey, where Selective is headquartered. At the end of 2006, there was an outstanding pledge of $450,000 to NMHF. Mr. Murphy serves on the Board of Directors of NMHF. In 2006, the Selective Foundation also made approximately $112,000 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and children to achieve personal and economic self-sufficiency. During 2006, Selective donated to PSS certain items of personalty with de minimis current fair value. At the end of 2006, there was an outstanding pledge of $245,000 to PSS. Susan Murphy, Mr. Murphy’s wife, serves on the Board of Directors of PSS. From time to time, the Selective Foundation makes grants to these and other charitable organizations in accordance with the Selective Foundation’s By-laws.

Review, Approval, or Ratification of Transactions with Related Persons

Selective’s Board of Directors adopted a written Related Person Transactions Policy and Procedures (the “Related Person Policy”) on January 30, 2007. The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family members of the person; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the Related Person Policy, “Related Person Transactions” must be approved by the Audit Committee (or Chair if between meetings). The Audit Committee considers all of the relevant facts and circumstances of the proposed transaction available to it, including (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee may participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that are in, or are not inconsistent with, the best interests of Selective and its stockholders. Prior to the adoption of the Related Person Policy, Related Person Transactions, including those described above, were reported to, and considered by, the Board of Directors pursuant to Selective’s Conflict of Interest Policy.

Director Independence

The Board of Directors has determined that all directors, except Messrs. Murphy and Rue, are independent as defined by the applicable NASDAQ and SEC rules and regulations. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the Directors. For a description of the transactions, relationships, or arrangements related to Messrs. Rue and McClellan, see the section entitled Transactions with Related Persons beginning on page 10. The Board determined that the employment of Mr. McClellan’s son by Selective does not affect Mr. McClellan’s independence under applicable NASDAQ and SEC rules and regulations.

In addition, the Board reviewed the circumstances surrounding Selective’s reinsurance treaty with General Re Corporation (“Gen Re”), of which company Ms. Lamm-Tennant is a Senior Vice President. Selective ceded $1.1 million in premium to Gen Re in 2006 in connection with certain of its reinsurance agreements. Gen Re’s total revenue for 2006 was $6.1 billion, and as such, the transaction with Selective was less than 0.02% of Gen Re’s total revenue for the year. The Board determined that because the amount of the transaction is immaterial to the business of Gen Re, the transactions between Selective and Gen Re do not affect the independence of Ms. Lamm-Tennant under applicable NASDAQ and SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Selective’s directors and executive officers, and persons who own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Selective’s equity securities. Such executive officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Selective with copies of all of the Section 16(a) Exchange Act reports that they file. On March 5, 2007, each of Selective’s non-employee directors filed an amended Form 4 to reflect the correction of an administrative error in the calculation of the number of options granted to such directors on March 1, 2006, which was reported on a Form 4 on March 3, 2006. Also on March 5, 2007, Mr. Zaleski filed an amended Form 4 to correct the exercise price and exercise and expiration dates related to an exercise of stock options on February 14, 2005, which was reported on a Form 4 on February 16, 2005. Other than as set forth above, based solely on its review of the copies of Forms 3, 4, and 5 or written representations from certain reporting persons that no Forms 5 were required for those persons, Selective believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance section of Selective’s website, www.selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. Mr. Kearns is presently the Lead Independent Director. In 2006, Selective’s independent directors met four (4) times outside the presence of management.

All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors as defined by NASDAQ and SEC rules and regulations.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held eight (8) meetings in 2006. All directors attended 75% or more of the meetings of the Board of Directors and the committees of which they are members in 2006. It is Selective’s policy that all directors are expected to attend the Annual Meeting; and all attended the 2006 Annual Meeting.

The Board has five (5) standing committees:

•	Audit Committee.
•	Corporate Governance and Nominating Committee.
•	Executive Committee.
•	Finance Committee.
•	Salary and Employee Benefits.

Audit Committee

The following table provides information on the composition and activities of the Audit Committee:

Written Charter is available on Corporate Governance section of www.selective.com	2006 Meetings: 9
Responsibilities:
•	Oversee the accounting and financial reporting processes and the audits of the financial statements.
•	Review and discuss with Selective’s management and independent auditors Selective’s financial reports and other financial information provided to the public and filed with the SEC.
•	Monitor the activities of Selective’s Internal Audit Department and the appointment or replacement of the Director of Internal Audit.
•	Monitor Selective’s internal controls regarding finance, accounting and legal compliance.
•

Appoint Selective’s independent public accountants and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Paul D. Bauer, Chairperson and Designated Audit Committee Financial Expert under SEC Safe Harbor	Yes
Joan M. Lamm-Tennant	Yes
John F. Rockart	Yes
J. Brian Thebault	Yes

Corporate Governance and Nominating Committee

The following table provides information on the composition and activities of the Corporate Governance and Nominating Committee:

Written Charter is available on Corporate Governance section of www.selective.com	2006 Meetings: 4
Responsibilities:
•	Establish criteria for the selection of directors and identify and recommend to the Board the nominees for director.
•	Review and assess Selective’s Corporate Governance Guidelines and recommend any changes to the Board.
•	Recommend to the Board the directors to serve on the various Board committees and as chairpersons of the respective committees.
•	Advise the Board with respect to Board composition, procedures and committees.
•	Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.
•	Oversee the self-evaluations of the Board and each committee of the Board.
Director Members:	Independent
A. David Brown, Chairperson	Yes
William M. Kearns, Jr.	Yes
Ronald L. O’Kelley	Yes
John F. Rockart	Yes

Nomination and Review of Director Candidates

The Corporate Governance and Nominating Committee reviews candidates for possible nomination and election to the Board of Directors from any source, including:

•	Directors and management;
•	Third party search firms that it may engage from time-to-time; and
•	Stockholders.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates on the same bases and standards, including:

•	Personal and professional ethics, integrity, character, and values;
•	Professional and personal experience;
•	Subject matter expertise;
•	Diversity;
•	Business judgment;
•	Willingness to dedicate and devote sufficient time to Board duties and activities;
•	Potential or actual conflicts of interest; and
•	Other appropriate and relevant factors, including the qualification and skills of the current members of the Board.

Stockholders proposing candidates for consideration by the Corporate Governance and Nominating Committee must submit all information relating to such candidates as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act in writing as follows:

Chairman of the Corporate Governance and Nominating Committee

c/o Corporate Secretary of Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, NJ 07890

Executive Committee

The following table provides information on the composition and activities of the Executive Committee:

2006 Meetings: 1
Responsibilities:
•	Authorized by By-laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.
•	Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it except matters concerning Selective’s investments.
Director Members:
Gregory E. Murphy, Chairperson	William M. Kearns, Jr., Lead Director
Paul D. Bauer	William M. Rue
A. David Brown	J. Brian Thebault

Finance Committee

The following table provides information on the composition and activities of the Finance Committee:

Written Charter is available on Corporate Governance section of www.selective.com	2006 Meetings: 5
Responsibilities:
•	Review and approve changes to Selective’s investment policies, strategies, and programs.
•	Review investment transactions made on behalf of Selective and review theperformance of Selective’s investment portfolio.
•	Appoint members of Selective’s Management Investment Committee.
•	Review and make recommendations to the Board regarding payment of dividends.
•	Review Selective’s capital structure and provide recommendations to the Board regarding financial policies and matters of corporate finance.
Director Members:
William M. Rue, Chairperson	S. Griffin McClellan III
W. Marston Becker	Gregory E. Murphy
William M. Kearns, Jr.	Ronald L. O’Kelley

Salary and Employee Benefits Committee

The following table provides information on the composition and activities of the Salary and Employee Benefits Committee:

Written Charter is available on Corporate Governance section of www.selective.com	2006 Meetings: 7
Responsibilities:
•	Oversee, review, and administer all compensation, equity, and employee benefit plans and programs related to Selective’s and its subsidiaries’ employees and management.
•	Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.
•	Review annually and approve Selective’s compensation strategy for employees.
•	Review annually and determine the individual elements of total compensation of the CEO and other members of Senior Management.
•	Review and approve compensation for non-employee directors.
Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Paul D. Bauer	Yes
John C. Burville	Yes
Joan M. Lamm-Tenant	Yes

Stockholder Communications

Stockholders so desiring may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, NJ 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

Code of Conduct

Selective has adopted a Code of Conduct which sets forth the guiding principles of business ethics for all Selective personnel, including executive officers. The Code of Conduct can be found under the Corporate Governance section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website, www.selective.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy of our Executive Compensation Program

The Salary and Employee Benefits Committee (“SEBC”) oversees executive compensation. Selective seeks to attract and retain talented and qualified executives by paying compensation that is generally targeted at the 50th percentile or greater of compensation paid by comparable companies in the property and casualty insurance industry, adjusted by the performance of the individual executive and Selective’s relative performance and strategic goals. We also link the annual incentive payments to senior executives to the achievement of pre-determined, strategic and financial performance objectives and align long-term compensation to the generation of long-term stockholder value.

The SEBC retains an outside executive compensation consultant, Hewitt Associates, LLC (“Hewitt”). Hewitt representatives attend SEBC meetings as requested, review senior executive compensation, prepare comprehensive competitive compensation analyses for Selective’s named executive officers, and make recommendations regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other named executive officers. Hewitt provides certain other consulting services to Selective that are unrelated to executive compensation and immaterial in amount. In 2006, amounts paid to Hewitt for such services were approximately $44,000.

Design Considerations of the Executive Compensation Program

Our executive compensation program consists of the following key elements:

•	Base salary;
•	Annual cash incentive payments;
•	Long-term incentive awards in the form of stock options, performance-based restricted stock, and performance-based cash incentive units; and
•	Retirement and deferred compensation plans.

Each of the above elements was selected to respond to the market-based realities of attracting and retaining quality executives and to align executives’ efforts and results with the interests of Selective’s stockholders.

When making compensation decisions, the SEBC believes that it is important to be informed on compensation practices at publicly traded companies in general and those in the property and casualty insurance industry in particular. Accordingly, Hewitt, in early 2006, performed an analysis of compensation paid to our named executive officers. This analysis compared base salary, annual cash incentive payments, total cash compensation, long-term incentives, and total compensation paid by Selective against four external benchmarked insurance groups. In addition to sourcing data from filed proxy statements, Hewitt also relied on a 2006 property/casualty insurance company compensation survey prepared by a third party.

Tax Treatment and Accounting

To the extent practicable, the SEBC intends to preserve deductibility under the Internal Revenue Code for performance-based compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code prohibits publicly owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and not paid pursuant to a stockholder approved plan. Selective has two performance-based stockholder approved plans; the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Omnibus Stock Plan”) and the Selective Insurance Group, Inc. Cash Incentive Plan (the “Cash Incentive Plan”).

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (“FAS 123R”), which requires that compensation expense be measured on the income statement for all share-based payments (including employee stock options) at grant date fair value of the equity instruments. Selective adopted this accounting pronouncement on January 1, 2005.

Benchmarking

Hewitt provided the SEBC with information on the following four benchmark insurance groups:

•	Labor Group – companies against which Selective competes for executive talent;
•	Market/Product Group – organizations that compete with Selective in providing services;
•	Capital Group – firms that the financial community deems to be investment alternatives; and
•	Size Group – companies of similar size.

The companies that are included in one or more of these four benchmark insurance groups are:

ACE Limited	Mercury General Corporation
Allstate Corporation	Navigators Group, Inc.
Arch Capital Group Ltd.	Ohio Casualty Corporation
Chubb Corporation	Old Republic International Corporation
CIGNA Corporation	PMA Capital Corporation
Cincinnati Financial Corporation	Prudential Financial, Inc.
CNA Financial Corporation	Radian Group Inc.
Commerce Group, Inc.	Safeco Corporation
EMC Insurance Group Inc.	State Auto Financial Corporation
Hanover Insurance Group, Inc.	The Travelers Companies, Inc.
Harleysville Group Inc.	Unitrin, Inc.
Hartford Financial Services Group, Inc.	W. R. Berkley Corporation
Max Re Capital Ltd.	Zenith National Insurance Corp.

The SEBC reviewed the information on all four benchmark insurance groups and decided that the medians of each of the four groups was appropriate for comparison given pressing retention issues, historical below market salaries and total compensation, and Selective’s strong performance in 2006 and 2005. In making compensation decisions, the SEBC took the medians into consideration along with the executive’s individual performance and continued growth and development.

Allocation Between Current and Long-Term Compensation

Selective allocates compensation between currently paid and long-term components to link compensation opportunities for executives to both short-term and long-term financial and strategic objectives.

Elements of Current Compensation

Base Salary

The cornerstone and most stable component of Selective’s executive compensation program is a base salary that takes into account scope of responsibility, relevant background, training, and experience. The SEBC also considers competitive market data for similar positions and overall market demand for each position. Generally, the SEBC believes base salaries should be aligned with market trends for executives in similar positions and with similar responsibilities at comparable companies. When establishing the 2006 base salaries of the named executive officers, the SEBC considered a number of additional factors, including:

•	the functional role of the position;
•	the level of responsibility;
•	growth of the executive in the role, including skills and competencies;
•	the contribution and performance of the executive; and
•	the organization’s ability to replace the executive.

In making its determination to increase Mr. Murphy’s base salary in 2006, the SEBC gauged his cumulative performance and demonstrated leadership, ongoing growth in the role of CEO, value to the organization, and retention demands in light of other executive opportunities. The SEBC also took into account Mr. Murphy’s historical base salary growth in relation to Selective’s growth and competitive base salary levels for CEOs at the companies in the four benchmark insurance groups. In making 2006 salary decisions, the SEBC reviewed a comprehensive performance appraisal by Board members of Mr. Murphy’s 2005 performance. The SEBC noted that Mr. Murphy’s base salary had been below market for a number of years, including being below the median base salary of CEOs in the four benchmark insurance groups. The SEBC determined that it would be appropriate to increase Mr. Murphy’s base salary to be more in line with the market and, accordingly, increased his 2006 base salary by $150,000, or 20%, to $900,000. Having taken this salary action in 2006, in 2007 the SEBC decided not to increase Mr. Murphy’s 2007 base salary.

Based on the other named executive officers’ contributions to Selective’s growth and reviews of their comprehensive performance appraisals by Mr. Murphy, the SEBC also approved increases in the 2006 annual base salary rates for Mr. Thatcher from $300,000 to $350,000; Mr. Ochiltree from $390,000 to $430,000; Mr. Connell from $350,000 to $380,000; and Mr. Zaleski from $333,000 to $353,000. These increases were made in the course of the normal annual performance and salary review process.

Annual Cash Incentive Payment

Most of Selective’s executives, including all the named executive officers, are eligible to be considered for an annual cash incentive payment (“ACIP”) under the Cash Incentive Plan, which was approved at the 2005 Annual Meeting of Stockholders. Each year, the SEBC approves annual strategic and financial goals, which, if attained, result in an ACIP. An individual’s ACIP is based on position grade level, achievement of various corporate strategic initiatives and a corporate financial measure established for the ACIP, and individual employee performance. For 2006, corporate goals for the ACIP were based on the achievement of six equally weighted strategic initiatives, which could account for up to 36% payment out of the ACIP award pool, and a range of statutory combined ratios (a measurement commonly used within the property and casualty insurance industry to measure underwriting profit or loss – a statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.) from 93.9% to 103.0%, that could result in the payment of between 0% and 94% of the ACIP award pool. If none of the ACIP goals were achieved, no ACIP would be paid.

The six strategic initiatives for 2006 were as follows:

•	Market Planning
o	60% of identified independent agents achieve their commercial lines growth objective.
o	$150 million in new direct premium written collectively by the Mercantile/Service, Manufacturing, and Specialty commercial lines business units.

•	Business Owners’ Policies & Small Commercial Business
o	$45 million in new small commercial business placed through the automated underwriting system.
o	$16 million in new business owners’ policies placed through the automated underwriting system.

•	Knowledge Management
o	Implementation of the business owners’ policy decision support model by a specified date.
o	Delivery of commercial package policy business analytics by a specified date.

•	Workers Compensation
o	Audit existing clients and identify up to $2.5 million in premium adjustment.
o	Through use of decision support model, achieve $2.5 million in premium development of existing clients on renewal.
o	Design and implement strategy to achieve managed care savings on non-New Jersey business by a specified date.

•	Personal Lines
o	Complete analysis of customer demographics and agency plant by a specified date.
o	Implement new automobile pricing model for New Jersey business by a specified date.
o	Operate service center pilot by a specified date.

•	Selective HR Solutions
o	Establish 105 accounts from identified key Selective HR Solutions agents.
o	Produce 14,000 worksite lives by non-Florida independent insurance agents.
o	Launch new employer protection plan by a specified date.

The payment opportunities for the 2006 ACIP for the CEO and other named executive officers were based on competitive market pay levels and set as a percentage of annual base salary relative to corresponding levels of performance against our goals as follows:

2006 ACIP Opportunity Based On Goal Achievement
Officer	Title	Maximum ACIP Opportunity
Mr. Murphy	Chairman, President & CEO	200% of base salary
Mr. Thatcher	Executive Vice President	150% of base salary
Mr. Ochiltree	Senior Executive Vice President	175% of base salary
Mr. Connell	Senior Executive Vice President	175% of base salary
Mr. Zaleski	Executive Vice President	150% of base salary

For 2006, Mr. Murphy’s annual cash incentive payment was 166% of base salary. As CEO, Mr. Murphy had ultimate responsibility for Selective attaining the above described key strategic goals, as well as achieving certain financial goals including statutory combined ratio. Based on the achievement of a statutory combined ratio for 2006 of 95.4% and the achievement of four of the six strategic initiatives, the 2006 ACIP pool was paid out at 104% of the target. The bonus award for each of the named executive officers was then determined according to overall company performance and each executive’s level of achievement of his personal performance objectives, subject to the stated maximum payment opportunity. The SEBC determined the amount of Mr. Murphy’s ACIP by reviewing financial and strategic results against the set goals, and achievement of key company initiatives, as well as individual performance. The SEBC determined that Mr. Murphy’s 2006 ACIP of $1,500,000 is reflective of his contributions to a year of strong financial results and operational improvements.

For each of the other named executive officers annual cash incentive payments were determined by the SEBC based on overall company performance, as well as the achievement of key department initiatives that are set in the first quarter of the year, and individual performance, such as:

Mr. Thatcher – Worked extensively on capital management matters, including (i) the issuance of $100 million of 60-year junior subordinated notes; (ii) the successful negotiation of a private exchange, resulting in the conversion of approximately half of Selective’s senior convertible notes; and (iii) Selective’s share repurchase program. Began the re-engineering of the monthly close process to improve Selective’s financial reporting infrastructure; assumed responsibility for all Investor Relations communication matters, and implemented a new travel and expense reimbursement program and system.

Mr. Ochiltree – Completed the Knowledge Management initiative; improved workers compensation results and other workers compensation strategy improvements; implemented predictive models for the workers compensation and business owners’ policy lines of business; implemented New Jersey personal automobile pricing plan; increased Selective HR Solutions worksite co-employee count; and implemented decision support for several commercial lines of business through the automated underwriting system.

Mr. Connell – Completed work on a variety of information technology projects, including the Knowledge Management initiative, the commercial lines agency integration, automation of first notice of loss for workers compensation claims; personal lines agency integration; and all scheduled enhancements of existing systems. Successfully oversaw the creation and management of Selective’s long-term strategy group.

Mr. Zaleski – Completed work on a variety of actuarial matters, including all scheduled commercial lines pricing reviews and predictive models, personal automobile rating plans required by predictive models, scheduled system enhancements for reserving analysis, and support of the strategic planning process, and Knowledge Management initiative. Successfully oversaw the budget and financial planning process.

Elements of Long-Term Compensation

Selective uses both cash and non-cash vehicles to deliver long-term compensation, which is consistent and competitive with the market practices of Selective’s benchmark insurance groups. This approach also takes into account Selective’s commitment made in its 2005 proxy statement to maintain a three-year average annual share utilization “burn-rate” of not greater than two percent (2%) for awards granted under the Omnibus Stock Plan, including awards to the named executive officers (“Burn-Rate Commitment”). The average share utilization burn-rate for the three-year period through the first quarter 2007 grants under the Omnibus Stock Plan was 1.9%; within the Burn-Rate Commitment.

Selective views long-term compensation as a retention tool for Selective’s named executive officers. By granting performance-based restricted stock and performance-based cash incentive units with three-year cliff vesting periods and options with three-year ratable vesting periods, Selective encourages executive officers to continue their tenure with Selective, while aligning such executive’s interests with those of Selective stockholders. In determining the amount of long-term compensation awards in 2006, the SEBC looked at several factors, including, (i) the individual executive’s performance during the previous year, including the achievement of department initiatives and other projects and endeavors accomplished throughout the year; (ii) the executive officer’s total compensation in comparison to benchmark data; and (iii) Selective’s desire to encourage long-term retention of high-performing executives. The SEBC compared Selective’s performance, including, combined ratios, revenue growth, net premium written growth, and total shareholder return, to the performance of the companies in the benchmark insurance groups to help ensure that Selective’s executive officers are being adequately and competitively compensated for the results they have achieved for Selective.

Long-term compensation is allocated among three components: stock options, performance-based restricted stock, and performance-based cash incentive units.

Stock Options

Stock options are allocated to the CEO and other named executive officers on a portion of the monetized value of the executive’s long-term compensation award. As the value delivered by a stock option is dependent on the increase in value of the underlying shares, an award of this nature is also aligned with the interests of stockholders. Options are awarded under the Omnibus Stock Plan at fair market value (the closing price of Selective’s common stock as quoted on NASDAQ on the date of grant) (“Fair Market Value”) and they vest ratably over three years, beginning on the first anniversary of the date of grant. Generally, the value of an executive’s stock option grant does not exceed the lesser of (i) the value of the executive’s most recent prior stock option grant or (ii) options with a Fair Market Value on date of grant of $100,000 (or less), which would qualify for incentive stock option (“ISO”) tax treatment. Selective’s use of options has been generally lower than other financial services companies and is consistent with the Burn-Rate Commitment.

Performance-Based Restricted Stock

Forty percent (40%) of the remaining monetized value of an executive’s long-term compensation is delivered in performance-based restricted stock under the Omnibus Stock Plan. Performance-based restricted stock grants are subject to certain performance measures that are set annually by the SEBC. The 2006 grants are subject to the following conditions.

•	Three-year vesting period; and
•

Achievement at any time during the vesting period of either: (i) a cumulative return on equity of fifteen percent (15%) (excluding unrealized gain occurring after December 31, 2005), or (ii) a ten percent (10%) cumulative growth in net premiums written.

Cash dividends are paid on performance-based restricted stock at the same dividend rate paid to all Selective stockholders. This use of restricted stock clearly aligns this component of executives’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining sixty percent (60%) of the monetized value of an executive’s long-term compensation is delivered through cash incentive units granted under the Cash Incentive Plan. Grants made in 2006 are subject to the following conditions:

•	Three-year performance period;
•	The value of each cash incentive unit initially awarded increases or decreases to reflect total shareholder return on Selective common stock over the three-year performance period for the award; and
•

The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory net premium written growth relative to a peer index, and (ii) cumulative three-year statutory combined ratio relative to a peer index. Awards are earned at target level if these performance measures are between the 45th and 54.9th percentile of the peer group. If both measures are at or above the 80th percentile, 200% of the units initially awarded are earned. If both measures are below the 35th percentile, 0% of the units initially awarded are earned.

The group (the “Cash Incentive Unit Peer Group”) established for comparing Selective’s performance for the purposes of determining the ultimate number of performance-based cash incentive units awarded consists of the following companies:

Auto-Owners Insurance Group	CNA Group LLC
Liberty Mutual Group Inc.	The Travelers Companies, Inc.
Hartford Fire Group	Harleysville Group Inc.
Safeco Insurance Company of America	Ohio Casualty Insurance Company
Erie Insurance Exchange	Utica National Insurance Group
Cincinnati Financial Corporation	Hanover Insurance Group, Inc.
Onebeacon Insurance Group LLC	W. R. Berkley Corporation

Use of the cash incentive units in lieu of stock options or restricted stock also conserves share usage consistent with the Burn-Rate Commitment. As the cash incentive unit grants take into account Selective’s three-year performance relative to its peer group and total shareholder return on its common stock, this award is also directly linked to company performance and the interests of stockholders.

Timing of Awards

Generally, stock option, restricted stock, and cash incentive unit awards are granted in January or February of each year in connection with the SEBC’s regularly scheduled first quarter meeting. It is at this time that the SEBC and the Board of Directors, at their respective meetings, review final year-end results for the prior year and the SEBC makes final determinations on compensation.

Stock Ownership Requirements

Selective believes that stock ownership by Directors and management encourages the enhancement of stockholder value and, accordingly, has adopted the following common stock ownership guidelines for Directors and certain officers as part of its Corporate Governance Guidelines posted on Selective’s public website www.selective.com:

•

Each director shall, within five (5) years of his or her first election to the Board, beneficially own at least three (3) times the cash value of his or her annual retainer in shares of Selective common stock. Shares of Selective common stock currently owned, awards of restricted stock not yet vested and shares of Selective common stock held in benefit plan investments (i.e. 4z01(k) Plan) are considered in determining such ownership. Unexercised stock options are not counted in calculating ownership. Deferred stock units held in the accounts of Directors under the Deferred Compensation Plan for Directors are counted in calculating ownership.

•	The current requirements for certain officers of Selective are as follows:

Chairman, President & CEO	3 x base salary
Executive Vice Presidents	1.5 x base salary
Senior Vice Presidents	1.25 x base salary
Vice Presidents	1 x base salary

The above stock ownership requirements for officers must be met no later than December 31, 2008, or within five (5) years from the attainment of the above officer status, whichever is later. Please note that base salary increases during the five (5) year period will require the ultimate ownership requirements to increase when shares are valued on the January 1 following such increase. Shares of Selective common stock currently owned, awards of restricted stock not yet vested and shares of Selective common stock held in benefit plan investments (i.e. 401(k) Plan) are considered in determining such ownership. Unexercised stock options are not counted in calculating stock ownership.

Role of Executive Officers in Determining Compensation

The SEBC makes all final determinations with respect to executive officers’ compensation, primarily based on information provided by its independent compensation consultant. Selective’s Chief Executive Officer does make recommendations to the SEBC relating to the compensation of executive officers who directly report to him, but the SEBC has full autonomy in determining executive compensation. As part of their responsibilities, certain Human Resources executive officers provide information to the SEBC regarding the overall design of the executive compensation program and its individual components.

Retirement and Deferred Compensation Plans

Selective’s lead insurance subsidiary, SICA, maintains a non-contributory defined benefit pension program (including a supplemental employee retirement plan) a voluntary defined contribution retirement savings plan (the “Retirement Income Plan”) and health and welfare benefit plans in which eligible employees, including the named executive officers, participate. The pension program is more fully described under “Pension Benefits” beginning on page 28.

SICA offers a retirement savings plan (the “Retirement Savings Plan”) to employees, including the named executive officers, who meet eligibility requirements. Participants, other than highly compensated employees as defined by the Internal Revenue Service, can contribute 50% of their defined compensation to the Retirement Savings Plan, up to $15,000 in 2006. Highly compensated employees are limited to 8% of their defined compensation, up to $15,000 in 2006. Contributions by participants are matched 65% by SICA up to a maximum of 7% of defined compensation. Participants over the age of 50, including certain of the named executive officers, may make an additional $5,000 catch-up contribution to the Retirement Savings Plan, pursuant to the Internal Revenue Code, which contribution is not eligible for a company match. Effective January 1, 2006, the Retirement Savings Plan was amended to include additional enhanced matching contributions and non-elective contributions for otherwise eligible employees who, because of a date of hire after December 31, 2005, are not eligible for the Retirement Income Plan. None of the named executive officers are eligible for the enhanced matching or the additional non-elective contributions.

Under SICA’s Deferred Compensation Plan, executives, including the named executive officers, may defer up to 50% of their base salary and/or up to 100% of their ACIP. To the extent not matched in the Retirement Savings Plan, due to limitations under the Internal Revenue Code, Selective will match 65% of up to 7% of an executive’s base salary contributed to the Deferred Compensation Plan. Additional information regarding the deferred compensation is included under “Nonqualified Deferred Compensation” on page 29.

Employment Agreements

Selective has entered into employment agreements containing change in control provisions. The employment agreements are described under “Employment Agreements and Potential Payments Upon Termination or Change of Control” beginning on page 30.

Summary Compensation Table

The following Summary Compensation Table reflects the compensation earned by or paid to the named executive officers. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen-sation ($)(6)	Total ($)
Gregory E. Murphy Chairman, President & Chief Executive Officer	2006	876,923	0	2,460,513	28,066	1,500,000	158,637	42,900	5,067,039
Dale A. Thatcher Executive Vice President, Chief Financial Officer and Treasurer	2006	342,308	0	242,166	17,152	420,000	14,245	17,075	1,052,946
Jamie Ochiltree, III Senior Executive Vice President, Insurance Operations	2006	423,846	0	400,384	19,561	580,000	46,900	22,286	1,492,977
Richard F. Connell Senior Executive Vice President & Chief Information Officer	2006	375,385	0	327,237	18,351	485,000	44,406	17,755	1,268,134
Ronald J. Zaleski Executive Vice President & Chief Actuary	2006	349,923	0	219,045	17,152	390,000	22,178	21,162	1,019,460

(1) The amounts in this column include portions of salary that certain named executive officers have deferred into SICA’s Deferred Compensation Plan. Such amounts are also included in the Nonqualified Deferred Compensation table on page 29.

(2) This column reflects amounts recognized as expense for the 2006 grants of performance-based restricted stock and performance-based cash incentive unit awards. Grants of performance-based restricted stock were made pursuant to the Omnibus Stock Plan, under which such shares vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of cash incentive unit awards were made pursuant to the Cash Incentive Plan, under which such units vest three years from the date of grant. The value of each cash incentive unit initially awarded increases or decreases to reflect total shareholder return on Selective common stock over the three-year performance period for the award. The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory net premium written growth relative to a peer index, and (ii) cumulative three-year statutory combined ratio relative to a peer index. Restricted stock and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. Amounts recognized as expense for performance-based restricted stock and performance-based cash incentive unit awards granted in 2006 to the named executive officers are as follows: Mr. Murphy: $709,476 restricted stock and $1,751,037 cash incentive units; Mr. Thatcher: $69,838 restricted stock and $172,328 cash incentive units; Mr. Ochiltree: $86,082 restricted stock and $314,302 cash incentive units; Mr. Connell: $77,237 restricted stock and $250,000 cash incentive units; and Mr. Zaleski: $63,171 restricted stock and $155,874 cash incentive units.

(3) This column reflects amounts recognized as expense for the 2006 option grants. The grant date fair value of these grants is calculated using the Black-Scholes option valuation method, in accordance with FAS 123R. For a discussion of the weighted-average assumptions used in the valuation of these awards, see Item 8. Financial Statements and Supplementary Data, Note 18, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2006. Grants were made pursuant to the Omnibus Stock Plan, under which such options vest one-third each year, beginning the first anniversary of the grant date. The grants are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

(4) Amounts in this column include ACIP awards earned in 2006 and paid in March 2007 under the Cash Incentive Plan for the named executive officers.

(5) Amounts in this column reflect the actuarial increase in the present value of each named executive officer’s pension benefits under all defined benefit pension plans of the company, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no above-market or preferential earnings on deferred compensation under the company’s nonqualified deferred compensation program.

(6) Amounts in this column for each named executive officer are as follows:

•

Mr. Murphy: $33,075 of company matching contributions to Mr. Murphy’s Deferred Compensation Plan, $3,000 for tax preparation services, and $6,825 of company matching contributions to Mr. Murphy’s 401(k) plan.

•

Mr. Thatcher: $13,312 of company matching contributions to Mr. Thatcher’s Deferred Compensation Plan, $1,500 for tax preparation services, and $2,263 of company matching contributions to Mr. Thatcher’s 401(k) plan.

•

Mr. Ochiltree: $9,536 of company matching contributions to Mr. Ochiltree’s Deferred Compensation Plan, $3,000 for tax preparation services, and $9,750 of company matching contributions to Mr. Ochiltree’s 401(k) plan.

•

Mr. Connell: $7,330 of company matching contributions to Mr. Connell’s Deferred Compensation Plan, $675 for tax preparation services, and $9,750 of company matching contributions to Mr. Connell’s 401(k) plan.

•

Mr. Zaleski: $10,237 of company matching contributions to Mr. Zaleski’s Deferred Compensation Plan, $1,175 for tax preparation services, and $9,750 of company matching contributions to Mr. Zaleski’s 401(k) plan.

Grants of Plan Based Awards

The following table shows the grants of plan based awards to our named executive officers in 2006:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Cash Incentive Unit, Restricted Stock, and Option Awards(3)
		Cash Incentive Unit Awards(2)			Restricted Stock Awards (#)	Option Awards (#)
		Threshold (#)	Target (#)	Maximum (#)	Maximum (#)	Maximum (#)
Gregory E. Murphy	1/30/06	5,321	10,642	21,284	24,686	3,480	$28.74	1,801,742
Dale A. Thatcher	1/30/06	1,571	3,142	6,284	7,290	3,480	$28.74	551,781
Jamie Ochiltree, III	1/30/06	1,751	3,502	7,004	8,124	3,480	$28.74	611,750
Richard F. Connell	1/30/06	1,646	3,292	6,584	7,638	3,480	$28.74	576,782
Ronald J. Zaleski	1/30/06	1,421	2,842	5,684	6,594	3,480	$28.74	501,778

(1) Performance-based cash incentive unit awards are granted under the Cash Incentive Plan, and performance-based restricted stock awards and stock option awards are granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see pages 22-23 of the Compensation Discussion & Analysis.

(2) The number of performance-based cash incentive units paid can range from 0-200%, and therefore, has the potential to pay $0. The threshold selected represents 40-49.9th percentile of the Cash Incentive Unit Peer Group; the target represents 50-59.9th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than 80th percentile of the Cash Incentive Unit Peer Group.

(3) This column includes restricted stock awards calculated at grant date fair value, cash incentive unit awards with an initial value of $100 per unit, and stock options valued at the Black-Scholes value on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows the unexercised options and unvested stock awards to our named executive officers as of December 31, 2006:

	Option Awards				Stock Awards
Name	No. of Securities Under-lying Unexer-cised Options (#) Exercis-able	No. of Securities Under-lying Unexer-cised Options (#) Unexer-cisable(1)	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Stock Award Vesting Date	No. of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Gregory E. Murphy	6,832 21,062 10,362 11,394 10,000 10,000	3,480	$7.594 $11.1875 $10.375 $11.6175 $17.395 $22.025 $28.74	02/03/2010 02/06/2011 02/05/2012 02/04/2013 02/03/2014 02/01/2015 01/30/2016	02/04/2007 02/03/2008 02/01/2009 01/30/2009	42,878 52,394 51,436 24,686	$1,228,241 $1,500,828 $1,473,387 $707,130	10,642	$2,334,716
Dale A. Thatcher	10,000	3,480	$22.025 $28.74	02/01/2015 01/30/2016	02/04/2007 02/03/2008 02/01/2009 01/30/2009	17,151 18,862 18,517 7,290	$491,296 $540,298 $530,419 $208,822	3,142	$689,314
Jamie Ochiltree, III	15,000 7,120 14,000 9,638 14,000	3,480	$9.375 $7.594 $11.1875 $10.375 $11.6175 $28.74	11/03/2008 02/03/2010 02/06/2011 02/05/2012 02/04/2013 01/30/2016	02/04/2007 02/03/2008 02/01/2009 01/30/2009	17,151 18,862 18,517 8,124	$491,296 $540,298 $530,419 $232,712	3,502	$768,293
Richard F. Connell	10,000	3,480	$22.025 $28.74	02/01/2015 01/30/2016	02/04/2007 02/03/2008 02/01/2009 01/30/2009	17,151 18,862 18,517 7,638	$491,296 $540,298 $530,419 $218,791	3,292	$722,222
Ronald J. Zaleski	9,638 8,606 5,748 10,000	3,480	$10.375 $11.6175 $17.395 $22.025 $28.74	02/05/2012 02/04/2013 02/03/2014 02/01/2015 01/30/2016	02/04/2007 02/03/2008 02/01/2009 01/30/2009	17,151 18,862 18,517 6,594	$491,296 $540,298 $530,419 $188,885	2,842	$623,498

(1) The options listed in this column vest ratably over three years, beginning on the first anniversary of the date of grant.

(2) The exercise price on option grants issued under the Omnibus Stock Plan is the closing market price on the date of the grant. The exercise price on options grants issued under previous equity plans is the average of the high and the low market price on the date of grant.

(3) The amounts in this column include shares attained through Selective’s Dividend Reinvestment and Stock Purchase Plan (“DRP”). Pursuant to equity grants made under Selective’s previous equity plans, the grantee can choose on the date of vesting to take the dividends on the granted shares in cash or in accumulated dividend reinvestment shares of Selective’s common stock. Shares included in this column that were attained through the DRP for the named executive officers are as follows:

•	Mr. Murphy: 2,878 shares on the grant to vest on 02/04/2007; 2,394 shares on the grant to vest on 02/03/2008 grant; and 1,436 shares on the grant to vest on 02/01/2009.

•

Messrs. Thatcher, Ochiltree, Connell and Zaleski: 1,151 shares on the grant to vest on 02/04/2007 grant; 862 shares on the grant to vest on 02/03/2008 grant; and 517 shares on the grant to vest on 02/01/2009.

(4) The amounts in this column reflect (i) the maximum 200% unit multiplier for the number of cash incentive units granted based on performance against the Cash Incentive Unit Peer Group and (ii) a $109.69 per unit value based on total shareholder return at December 31, 2006. The maximum 200% unit multiplier is used in this calculation because 2006 performance exceeded the threshold amounts, which are identified in the Grants of Plan Based Awards table on page 26.

Option Exercises and Stock Vested

The following table shows the option exercise and stock vesting of grants of plan based awards to our named executive officers in 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory E. Murphy	0	0	21,967	$595,251
Dale A. Thatcher	0	0	10,848	$297,626
Jamie Ochiltree, III	28,242	$266,326	10,848	$297,626
Richard F. Connell	0	0	10,848	$297,626
Ronald J. Zaleski	0	0	10,848	$297,626

Pension Benefits

Selective’s lead insurance subsidiary, SICA, maintains a non-contributory defined benefit retirement plan (the “Retirement Income Plan”) and the Selective Insurance Supplemental Pension Plan (“SERP”). Most employees, and certain former employees of SICA, whose employment with SICA commenced on or before December 31, 2005, including the named executive officers, are eligible to receive benefits under the Retirement Income Plan. Selective also maintains an unfunded SERP, as permitted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide payments to Retirement Income Plan participants equal to the difference between (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to ERISA and Internal Revenue Code limitations on annual amounts payable under the Retirement Income Plan, and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on service with the company as of that date. Monthly benefits payable under the Retirement Income Plan and SERP at normal retirement age are computed by adding two calculations: (i) 2% of “average monthly base salary” (based on the monthly average of the participant’s compensation for the 60 months out of the most recent 120 months of employment preceding the participant’s termination of employment for which the employee’s base salary is the highest) less 1 3/7% of a Social Security benefit multiplied by the number of years of benefit service through June 30, 2002 (up to a maximum of 35 years); and (ii) 1.2% of average monthly base salary (as described above) multiplied by the number of years of benefit service after June 30, 2002. The earliest retirement age is age 55 with 10 years of service or the attainment of 70 points (age plus years of service). For a participant who retires at the earliest retirement age, the Retirement Income Plan’s early reduction factors are 6 2/3% per year for the first five years and 3 1/3% for the next five years and the reduction is actuarially equivalent for years earlier than age 55. At retirement, participants receive monthly pension payments and may choose among four joint and survivor payment options.

The following table shows information regarding the pension benefits of our named executive officers:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	25.58	441,506	0
		SERP	25.58	1,160,487	0
Dale A. Thatcher	No	Retirement Income Plan	5.67	47,617	0
		SERP	5.67	15,791	0
Jamie Ochiltree, III	No	Retirement Income Plan	11.67	214,313	0
		SERP	11.67	176,237	0
Richard F. Connell	No	Retirement Income Plan	5.33	111,608	0
		SERP	5.33	64,902	0
Ronald J. Zaleski	No	Retirement Income Plan	6.25	76,612	0
		SERP	6.25	38,839	0

(1) The Retirement Income Plan imposes a one year waiting period for plan participation.

(2) Present value is calculated on the basis of normal retirement age of 65. A 5.9% discount rate is applied and the RP-2000 Mortality Table is used to calculate the values indicated.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and/or up to 100% of their ACIP. Participants may choose from a variety of investment options that mirror the market performance of the selected funds. Each year, participants elect whether to schedule in-service withdrawals or withdrawals at retirement. For those funds to be distributed at retirement, participants may be paid in five, ten, or fifteen annual installments, or a lump sum. SICA may make matching contributions of $0.65 of each dollar deferred, up to 7% of base salary, except that SICA will match the Retireament Savings Plan contributions first, and in no event will a participant receive a matching contribution in excess of $0.65 of each dollar, up to 7% of base salary.

The following table shows information regarding nonqualified deferred compensation of our named executive officers:

Name	Executive Contributions in 2006 ($)(1)	Selective Contributions in 2006 ($)(2)	Aggregate Earnings in 2006 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($)(4)
Gregory E. Murphy	296,423	33,075	22,164	0	419,778
Dale A. Thatcher	29,615	13,312	14,929	0	157,395
Jamie Ochiltree, III	42,385	9,536	16,324	0	268,342
Richard F. Connell	463,577	7,330	99,415	0	922,449
Ronald J. Zaleski	366,367	10,237	102,157	0	1,162,975

(1) Amounts in this column attributable to 2006 salary deferred by the named executive officers is included in the Salary column of the Summary Compensation table. Such amounts are as follows: Mr. Murphy: $296,423; Mr. Thatcher: $29,616; Mr. Ochiltree: $42,385; Mr. Connell: $75,077; and Mr. Zaleski: $70,663. The balance of the amounts in this column ($388,500 for Mr. Connell and $295,704 for Mr. Zaleski) are attributable to the deferral of all of Mr. Connell’s and a portion of Mr. Zaleski’s 2005 ACIP paid in March 2006.

(2) 100% of the information in this column is included in the All Other Compensation Column of the Summary Compensation table.

(3) The information in this column is not included in the Summary Compensation Table because such earnings are not above market earnings.

(4) The portions of the amounts in this column attributed to the contributions of the named executive officers and SICA to the Deferred Compensation Plan are included in the Summary Compensation table.

Employment Agreements and Potential Payments

Upon Termination or Change of Control

In 2006, the SEBC approved a new form of Employment Agreement (the “Employment Agreement”) for executive officers, including the named executive officers. The Employment Agreement replaced eleven-year old employment and termination agreement forms entered into by Selective, one of its subsidiaries, and the executive officers (collectively, the “Prior Agreements”). The Employment Agreement corrected inconsistencies between the Prior Agreements and changed certain terms in those agreements to align them with current practices at peer companies, including decreasing the potential amount of severance in a change of control from a multiple of all W-2 income and increasing the potential amount of severance in a termination not for cause from a multiple of salary only. In developing the Employment Agreement, the SEBC worked with, and accepted the recommendations of, both its independent compensation consultants and outside counsel.

The following table summarizes the principal provisions of the Employment Agreement. Defined terms used in this table, but not defined in this Proxy Statement, have the meanings given to them in the Employment Agreement. The triggers for such payments are the same as those contained in the Prior Agreements, which form of termination agreement continued in effect unless the executive provided two years advance notice of termination of the agreement.

Term	Three (3) years, automatically renewed for additional one (1) year periods unless terminated by either party with written notice.
Compensation	Base salary.(1)
Benefits

Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective and SICA intended to benefit Selective employees generally.

Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with Selective policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other Selective executives are generally entitled.
Severance and Benefits on Termination without Change in Control

•     For Cause or Resignation by Executive other than for Good Reason: Salary and benefits accrued through termination date.

•     Death or Disability: Multiple(2) of: (i) Executive’s salary, plus (ii) average of three (3) most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which Company paid premiums.

•     Without Cause by Company, Relocation of Office over Fifty (50) Miles (without Executive’s consent), Resignation for Good Reason by Executive:

o     Multiple(2) of: (i) Executive’s salary, plus (ii) average of three (3) most recent annual cash incentive payments.

o     Medical, dental, vision, disability and life insurance coverages in effect for Executive and dependents until the earlier of specified period of months(3) following termination or commencement of equivalent benefits from a new employer.

•     Stock Awards: Except for termination for Cause or resignation by the Executive other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock and stock bonuses.

Severance and Benefits on Termination after Change in Control

For termination Without Cause or by Executive with Good Reason within two (2) years following a Change in Control (as defined in the Employment Agreement), Executive is entitled to:

•     Severance payment equal to multiple(4) of the greater of (i) Executive’s salary plus target annual cash incentive payment; or (ii) Executive’s salary plus the average of Executive’s three (3) immediately prior annual cash incentive payments.

•     Medical, dental, vision, disability and life insurance coverages in effect for Executive and dependents until the earlier of period of months(5) following termination or commencement of equivalent benefits from a new employer.

•     Stock Awards, same as above, except that the initial number of cash incentive units is increased by 150%.

•     Tax Gross-Up Payment, if necessary, to offset any excise tax imposed on Executive for such payments or benefits.

Release; Confidentiality and Non-Solicitation

•     Receipt of severance payments and benefits conditioned upon:

o     Entry into release of claims; and

o     No disclosure of confidential or proprietary information or solicitation of employees to leave Selective for a period of two (2) years following the termination of the Employment Agreement.

(1) On January 30, 2007 the SEBC established new annual base salaries for the named executive officers other than the CEO as follows: Mr. Thatcher, $415,000; Mr. Ochiltree, $460,000; Mr. Connell, $410,000; and Mr. Zaleski, $370,000. Mr. Murphy did not receive an increase for 2007 and his salary remains at $900,000.

(2) For Mr. Murphy the multiple is 2; for Messrs. Ochiltree and Connell the multiple is 1.75; and for Messrs. Thatcher and Zaleski the multiple is 1.5.

(3) For Mr. Murphy the period is 24 months; for Messrs. Ochiltree and Connell, 21 months; and for Messrs. Thatcher and Zaleski, 18 months.

(4) For Mr. Murphy the multiple is 2.99; for Messrs. Ochiltree and Connell the multiple is 2.5; and for Messrs. Thatcher and Zaleski the multiple is 2.

(5) For Mr. Murphy the period is 36 months; for Mr. Ochiltree, 30 months; and for Messrs. Connell, Thatcher, and Zaleski, 24 months.

The following table shows information regarding payments that would have been paid to our named executive officers had their employment terminated under the scenarios shown as of December 31, 2006:

Name	Resignation or Termination For Cause ($)	Retirement ($)(1)	Death or Disability ($)(2)	Termination Without Cause ($)(3)	Change in Control ($)(4)
Gregory E. Murphy	0	4,909,587	8,623,153	8,653,243	12,257,541
Dale A. Thatcher	0	1,770,836	2,628,136	2,649,183	3,458,950
Jamie Ochiltree, III	0	1,794,726	3,103,317	3,131,366	4,280,432
Richard F. Connell	0	1,780,804	2,910,429	2,921,122	3,948,442
Ronald J. Zaleski	0	1,750,899	2,648,914	2,670,996	3,445,318

(1) This column only reflects the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, all of which shares would normally vest upon retirement for any participant in such plans. This column does not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which, as for any other participant, would fully vest upon retirement and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award.

(2) This column includes the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, which value is reflected in the Retirement column, all of which shares would normally vest upon death or disability for any participant in such plans. This column also includes the severance payment provided for in each named executive officer’s Employment Agreement. This column does not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which, as for any other participant, would fully vest upon death or disability and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award.

(3) This column includes: (i) the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, which value is reflected in the Retirement column, all of which shares would vest upon a termination Without Cause; (ii) the severance payment; and (iii) the value of medical, dental, vision, disability, and life insurance coverages, all as provided for in each named executive officer’s Employment Agreement. This column does not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which would fully vest and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award, as provided for in each named executive officer’s Employment Agreement.

(4) This column includes: (i) the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, which value is reflected in the Retirement column, and (ii) the value of 150% of the number of outstanding performance-based cash incentive units awarded to the named executive officers under the Cash Incentive Plan, calculated using a per unit value at December 31, 2006 of $109.69, both of which would vest upon a change in control for any participant holding such awards under such plans. This column also includes the severance payment and the value of medical, dental, vision, disability, and life insurance coverages, as provided for in each named executive officer’s Employment Agreement.

DIRECTOR COMPENSATION

Compensation paid to non-employee directors in 2006 and stock and option awards outstanding at December 31, 2006 (employee directors do not receive compensation for serving on the Board) are shown on the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
Paul D. Bauer	$33,000	$64,933	$7,642	$105,575
W. Marston Becker	$4,000	$59,726	$7,642	$71,368
A. David Brown	$20,093	$64,933	$7,642	$92,668
John C. Burville	$29,300	$45,529	$7,642	$82,471
William M. Kearns, Jr.	$31,390	$64,933	$7,642	$103,965
Joan M. Lamm-Tennant	$15,500	$64,933	$7,642	$88,075
S. Griffin McClellan III	$37,125	$40,800	$7,642	$85,567
Ronald L. O’Kelley	$14,000	$64,933	$7,642	$86,575
John F. Rockart	$41,125	$40,800	$7,642	$89,567
William M. Rue	$16,500	$64,933	$7,642	$89,075
J. Brian Thebault	$29,016	$64,933	$7,642	$101,591

(1) This column reflects amounts recognized as expense for the 2006 grants of restricted stock to directors. The aggregate number of restricted stock awards outstanding at December 31, 2006 for each director was 1,196.

(2) This column reflects amounts recognized as expense for the 2006 option grants to directors. The grant date fair value of these grants is calculated using the Black-Scholes option valuation method, in accordance with FAS 123R. The aggregate number of options outstanding at December 31, 2006 for each director is as follows: Mr. Bauer: 46,238; Messrs. Becker and Burville: 4,238; Mr. Brown: 40,238; Messrs. Kearns and Thebault and Ms. Lamm-Tennant: 52,238; Mr. McClellan: 16,238; Mr. O’Kelley: 10,238; Mr. Rockart: 22,238; and Mr. Rue: 58,238.

The following table reflects the compensation for non-employee directors in 2006:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$32,500
Black-Scholes Value of Annual Option Grant	$32,500
Board Meeting Attendance	$0
Committee Attendance Fee In person By telephone	$1,500 $1,000
Annual Chairperson Fee
Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary & Employee Benefits Committee	$12,500 $7,500 $7,500 $12,500
Lead Director Fee	$15,000
Expenses	Reasonable

As shown in the table above, the non-employee directors receive compensation in the forms of restricted stock, stock options and cash for their service as directors. The SEBC sets the Annual Retainer Fee annually. Pursuant to the Omnibus Stock Plan, non-employee directors, by December 20 of the prior year, must elect to receive the Annual Retainer Fee either (i) entirely in shares of common stock or (ii) in a combination of shares of common stock and cash, which cash amount must be 50% or less of the Annual Retainer Fee. The Annual Retainer Fee is paid in equal quarterly installments on the first (1st) day of January, April, July, and October. The number of shares of common stock issued in each quarterly installment is determined by multiplying the amount of Annual Retainer Fee to be paid in stock by one-quarter (0.25) and dividing that product by the Fair Market Value of Selective’s common stock on the payment date.

Under the director compensation program, each non-employee director annually receives restricted shares of Selective’s common stock having a Fair Market Value on the date of grant of $32,500 and options on shares having a Black-Scholes value on the date of grant of $32,500, which restricted stock and options are granted pursuant to the terms of the Omnibus Stock Plan. Committee Attendance Fees and Annual Chairman Fees, as listed in the table above, are paid in cash.

By December 20 of the prior year, non-employee directors may elect to defer the receipt of their director compensation, including, but not limited to, the Annual Retainer Fee, Committee Attendance Fees, Annual Chairman Fees and the Annual Lead Director Fee and any dividends and accrued interest thereon, to a specified future year, the attainment of age 70, or termination of services as a director.

In 2006, the Corporate Governance and Nominating Committee was responsible for non-employee director compensation and it engaged Mercer Human Resource Consulting LLC to review Selective’s director compensation program compared to peer groups. As a result of the review, the director compensation program was changed to the program that is currently in effect. As a result of the new SEC executive compensation disclosure rules, responsibility for non-employee director compensation has been transferred to the Salary and Employee Benefits Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee (i) was a Selective officer or employee in 2006, (ii) is a former Selective officer, or (iii) entered into any transaction in 2006 requiring disclosure under the section entitled, “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Board of Directors did not modify any action or recommendation made by the Salary and Employee Benefits Committee with respect to executive compensation in 2006. The Salary and Employee Benefits Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors

J. Brian Thebault, Chairperson

Paul D. Bauer

John C. Burville

Joan M. Lamm-Tennant

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

Ratification of Appointment of

Independent Public Accountants

The Audit Committee has appointed KPMG LLP to act as Selective’s independent public accountants for the fiscal year ending December 31, 2007. The Board of Directors has approved the appointment and has directed that such appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 2007 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In 2006, Selective paid KPMG LLP $1,451,500 for audit and audit-related services. No non-audit services were provided by KPMG LLP to Selective in 2006.

Fees of Independent Public Accountants

KPMG LLP, Selective’s independent public accountants, provided services in the following categories and amounts in 2006 and 2005:

Category	2006	2005
Audit Fees	$1,319,500	$1,039,800
Audit-Related Fees(1)	$132,000	$173,000
Tax Fees	$0	$0
All Other Fees	$0	$0
TOTAL	$1,451,500	$1,212,800

(1) Audit-Related Fees for 2006 and 2005 consisted primarily of the independent actuarial review and reserve opinion related to the Audit. The Audit-Related Fees for 2006 also include audits of the employee benefit plans for 2005 and 2006.

The Audit Committee has a Pre-Approval Policy that requires pre-approval of audit and audit-related services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit and audit-related services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee at its next meeting for ratification. In 2006, the Audit Committee pre-approved one hundred (100%) percent of audit and audit-related services and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions. KPMG LLP provided no tax services or non-audit related services in 2006. Any such future services also would require Audit Committee pre-approval on an individual engagement basis.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

•

Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

•

Reviewed and discussed the audited financial statements for the year ended December 31, 2006, included in the Annual Report with management, which represented to the Audit Committee that (i) the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

•

Reviewed and discussed with KPMG LLP, Selective’s independent public accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended.

•

Discussed with KPMG LLP, the independent accountant’s independence from Selective and its management, including the matters in the written disclosures from the independent accounts delivered to the Audit Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

•

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP as Selective’s independent public accountants.

Submitted by the Audit Committee of Selective’s Board of Directors

Paul D. Bauer, Chairperson

Joan M. Lamm-Tennant

John F. Rockart

J. Brian Thebault

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2008 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC (Rule 14a-8 under the Exchange Act), stockholder proposals to be included in the proxy statement for the 2008 Annual Meeting to be held on or about April 24, 2008, must be received by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890 no later than November 30, 2007.

Other Proposals and Nominations

A stockholder who otherwise intends to present business at Selective’s 2008 Annual Meeting must comply with Selective’s By-laws, which state, among other things, that to properly bring business before an annual meeting, a stockholder must deliver notice to the Secretary of Selective in proper written form not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. Thus, a notice of a stockholder proposal for the 2008 Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Exchange Act, will be untimely if received by the Secretary before December 26, 2007 or after January 25, 2008.

Under Section 3B of Selective’s By-laws, stockholders may (i) present proposals that are proper subjects for consideration at an annual meeting, which proposals are not submitted for inclusion in the proxy statement for such annual meeting pursuant to Rule 14a-8 of the Exchange Act, or (ii) nominate a person for election to our Board of Directors at the annual meeting. On written request to Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890, stockholders of record may receive a free copy of Selective’s By-laws. Procedures in the By-laws are separate and distinct from those required by the SEC.

Selective’s By-laws require that the stockholder provide the following information in writing regarding any proposal:

•	the business proposed to be brought before the annual meeting;
•	the reasons for conducting the business at the annual meeting;
•	any material interest of the stockholder in the business;
•	the beneficial owner, if any, on whose behalf the proposal is made;
•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and
•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.

Selective’s By-laws require that the stockholder provide the following information in writing regarding any nomination for director:

•

all information relating to each person whom the stockholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and
•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE THEREFORE URGED TO PROMPTLY VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Michael H. Lanza

Senior Vice President, General Counsel

and Corporate Secretary

March 29, 2007

Branchville, New Jersey

DOCUMENTS INCORPORATED BY REFERENCE

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item1. Business of Selective’s Annual Report on Form 10-K for the year ended December 31, 2006.

DIRECTIONS

Selective Insurance Group, Inc.

Directions to Principal Offices

40 Wantage Avenue

Branchville, NJ 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to NJ Route 206 South. Left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

SELECTIVE INSURANCE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 24, 2007

9:00 a.m.

40 Wantage Avenue

Branchville, New Jersey 07890

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890

proxy

This proxy is solicited by the Board of Directors of Selective Insurance Group, Inc. for use at the Annual Meeting of Stockholders to be held on April 24, 2007.

The undersigned, a stockholder of Selective Insurance Group, Inc. (the “Company”), hereby constitutes and appoints A. David Brown and J. Brian Thebault and/or any one of them (with full power of substitution and the full power to act without the other), proxies to vote all the shares of the Common Stock of the Company, registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 24, 2007 at 9:00 a.m. in the auditorium at the headquarters of the Company at 40 Wantage Avenue, Branchville, New Jersey, and at any adjournment thereof.

Specify your choices by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot.

Your vote is important. Please vote immediately.

See reverse side for voting instructions.

COMPANY #

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available and follow the instructions.

VOTE BY INTERNET — http://www.eproxy.com/sigi/ — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Selective Insurance Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

TO CHANGE YOUR VOTE

You may revoke your proxy by giving proper written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised. Any subsequent timely and valid vote, by any means, will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 12:00 noon (CT) on April 23, 2007, will be the one counted. You may also change your vote by voting in person at the Annual Meeting.

If you vote by telephone or Internet, please do not mail your Proxy Card.

-- Please detach here --

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of three (3) Class I directors for a term expiring in 2010:	01 W. Marston Becker 02 Gregory E. Murphy 03 William M. Rue	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:
Date	_________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.